Exhibit 4.1

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is entered into as of September 17, 2012, by and among Primus Telecommunications Holding, Inc., a Delaware corporation (the “Issuer”), the Guarantors (as defined in the Indenture referred to below), and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer and the Guarantors have executed and delivered to the Trustee an Indenture, dated as of July 7, 2011 (the “Indenture”), by and among the Issuer, the Guarantors, the Trustee and U.S. Bank National Association, as collateral trustee, pursuant to which the Issuer has its 10% Senior Secured Notes due 2017 (the “Notes”);

WHEREAS, the Issuer desires to amend certain provisions of the Indenture as set forth in this Supplemental Indenture (the “Amendments”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain exceptions, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, excluding the Notes owned by Primus Telecommunications Group, Incorporated or its affiliates (the “Requisite Consents”);

WHEREAS, the Issuer has received the Requisite Consents to effect the proposed Amendments and has delivered to the Trustee an Officers’ Certificate and Opinion of Counsel stating, among other things, that all conditions precedent provided for in the Indenture with respect to the Amendments and the execution and delivery of this Supplemental Indenture have been complied with;

WHEREAS, except as set forth in Section 2.01 of this Supplemental Indenture, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Issuer and the Guarantors have been taken;

WHEREAS, the proposed Amendments do not adversely affect the rights, duties, liabilities or immunities of the Trustee; and

WHEREAS, the Issuer has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree for the benefit of each other party hereto and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

AMENDMENTS

Section 1.01. Amendments. Subject to the satisfaction of the conditions set forth in Section 2.01 below, the Indenture is hereby amended as follows:

(a) The Indenture shall be amended to delete the following definitions in their entirety and any and all references to such defined terms shall be deleted throughout the Indenture and such references and defined terms shall thereafter be of no further force or effect:

i.	Acquired Debt;

ii.	Affiliate Transaction;

iii.	Asset Acquisition;

iv.	Asset Sale;

v.	Asset Sale Offer;

vi.	Australian EBITDA;

vii.	Australian Net Income;

viii.	Australian Subsidiary;

ix.	Canadian EBITDA;

x.	Canadian Net Income;

xi.	Canadian Subsidiary;

xii.	Change of Control;

xiii.	Change of Control Offer;

xiv.	Change of Control Payment;

xv.	Change of Control Payment Date;

xvi.	Consolidated EBITDA;

xvii.	Consolidated Indebtedness;

xviii.	Consolidated Interest Expense;

xix.	Consolidated Leverage Ratio

xx.	Consolidated Net Income;

xxi.	Excess Proceeds;

xxii.	Existing Indebtedness;

xxiii.	incur

xxiv.	Net Proceeds;

xxv.	Offer Amount;

xxvi.	Offer Period;

xxvii.	Payment Default;

xxviii.	Permitted Asset Swap;

xxix.	Permitted Business;

xxx.	Permitted Debt;

xxxi.	Permitted Investment;

xxxii.	Permitted Refinancing Indebtedness;

xxxiii.	Purchase Date;

xxxiv.	Qualifying Equity Interests;

xxxv.	Restricted Investment;

xxxvi.	Restricted Payments;

xxxvii.	Sale of Collateral;

xxxviii.	Secured Leverage Ratio; and

xxxix.	Weighted Average Life to Maturity.

(b) The Indenture shall be amended to delete the following Sections in their entirety and any and all references to such Sections and any defined terms used solely in such Sections and any and all obligations thereunder shall be deleted throughout the Indenture, and such references, defined terms and Sections shall thereafter be of no further force or effect:

i.	Section 3.08. Offer to Purchase by Application of Excess Proceeds;

ii.	Section 4.03. Reports;

iii.	Section 4.04. Compliance Certificate;

iv.	Section 4.05. Taxes;

v.	Section 4.06. Stay, Extension and Usury Laws;

vi.	Section 4.07. Restricted Payments;

vii.	Section 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;

viii.	Section 4.10. Asset Sales;

ix.	Section 4.11. Transactions with Affiliates;

x.	Section 4.13. Business Activities;

xi.	Section 4.14. Corporate Existence;

xii.	Section 4.15. Offer to Repurchase Upon a Change of Control; and

xiii.	Section 4.18. Payments for Consent.

(c) The Indenture shall be amended to restate in its entirety the definitions of “Disqualified Stock”, “Junior Lien Cap”, “Officers’ Certificate”, “Parity Lien Cap” and “Priority Lien Cap” set forth in Section 1.01 as follows:

“Disqualified Stock” means (1) in the case of the Company and the Restricted Subsidiaries, any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable for cash, pursuant to a sinking fund obligation or otherwise, or redeemable for cash at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is ninety-one (91) days after the date on which the Notes mature, and (2) in the case of any Restricted Subsidiary, any other Capital Stock other than any common equity with no preferences, privileges, and no cash redemption or repayment provisions. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if (x) the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions or (y) the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock prior to the Company’s purchase of the Notes as is required to be purchased pursuant to the provisions of this Indenture. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this

Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Junior Lien Cap” means $275 million.

“Officers’ Certificate” means with respect to any Person, a certificate signed on behalf of the Person by two Officers of the Person that, if applicable, meets the requirements of Section 13.03 hereof.

“Parity Lien Cap” means the sum of (1) the Notes outstanding as of the date of determination plus (2) $275 million.

“Priority Lien Cap” means $275 million.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors and any Subsidiary thereof, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

(d) The Indenture shall be amended to restate in their entirety clauses (1), (2), (7), (12) (23) and (29) of the definition of “Permitted Liens” set forth in Section 1.01 as follows:

“(1) (A) Priority Liens held by the Collateral Trustee securing (i) Priority Lien Debt in an aggregate principal amount (as of the date of incurrence of any Priority Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Priority Lien Cap, and (ii) all other Priority Lien Obligations; (B) Liens securing Hedging Obligations related to any Secured Debt; (C) Junior Liens held by the Collateral Trustee securing (i) Junior Lien Debt in an aggregate principal amount (as of the date of incurrence of any Junior Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Junior Lien Cap, and (ii) all other Junior Lien Obligations; provided that all such Junior Liens contemplated by this clause (1)(C) are made junior to the Priority Lien Obligations and the Parity Lien

Obligations pursuant to the Collateral Trust Agreement and (D) Liens in favor of the Trustee or Collateral Trustee to secure obligations, liabilities or amounts owing to the Trustee or Collateral Trustee under this Indenture, the Notes, the Note Guarantees or the Secured Debt Documents;

(2) Parity Liens held by the Collateral Trustee securing (A) Parity Lien Debt incurred after the date of this Indenture in an aggregate principal amount (as of the date of incurrence of any Parity Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom) (together with all Notes issued on the date of this Indenture still outstanding at such time), not exceeding the Parity Lien Cap, and (B) all other Parity Lien Obligations; provided that all such Parity Liens contemplated by this clause (2) are made junior to the Priority Lien Obligations pursuant to the Collateral Trust Agreement;”

“(7) (A) Liens to secure Indebtedness incurred by the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings, lease financings or purchase money obligations, in each case, incurred for the purpose of financing (whether or not incurred at the time of such purchase, design, construction, installation, integration or improvement) all or any part of the purchase price or cost of design, construction, installation, integration or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, or ownership rights with respect to indefeasible rights of use or minimum investment units (or similar ownership units) in domestic or transnational fiber optic cable or other transmission facilities, and, in each case, including acquisitions by way of acquisitions of the Equity Interests of a Person that becomes a Restricted Subsidiary, covering only the assets acquired with or financed by such Indebtedness and (B) Liens to secure Indebtedness incurred by any Restricted Subsidiary of the Company that is not a Domestic Subsidiary;”

“(12) Liens to secure any Indebtedness (other than Priority Lien Debt, Parity Lien Debt or Junior Lien Debt) of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness (including Disqualified Stock) of the Company or any of its Restricted Subsidiaries; provided, however, that the new Lien is limited to all or part of the same property and assets that secured (or, in the case of accounts receivables and inventories, property of the same category to the extent the terms of the Lien being extended, renewed or replaced extended to or covered such category of property) or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);”

“(23) Liens on the property or assets of a Restricted Subsidiary of the Company that is not a Guarantor securing Indebtedness of such Restricted Subsidiary other than Priority Lien Debt, Parity Lien Debt or Junior Lien Debt;”

“(29) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company.”

(e) The Indenture shall be amended to restate in its entirety clause (2) of the definition of “Permitted Priority Liens” set forth in Section 1.01 as follows:

“(2) (A) Liens described in clauses (4), (5), (6), (7), (8), (9), (10) and (13) of the definition of “Permitted Liens” and (B) Liens described in clause (12) of the definition of “Permitted Liens” to the extent that the Indebtedness which is refinanced or otherwise replaced was secured by a Lien described in clause (A) above; and”

(f) The Indenture shall be amended to restate in its entirety clause (2) of Section 2.06(h) as follows:

“(2) No service charge will be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.07, and 9.04 hereof).”

(g) The Indenture shall be amended to restate in its entirety Section 2.13(a) as follows:

“(a) The Issuer shall be entitled, from time to time, subject to its compliance with Section 4.12 hereof, without consent of the Holders, to issue Additional Notes under this Indenture with identical terms as the Notes other than with respect to (1) the date of issuance, (2) the issue price, (3) the amount of interest payable on the first interest payment date, initial interest accrual date and initial interest payment date and (4) any adjustments in order to conform to and ensure compliance with the Securities Act (or other applicable securities laws). The Initial Notes and any Notes issued as Additional Notes shall be treated as a single class for all purposes under this Indenture.”

(h) The Indenture shall be amended to restate in its entirety Section 3.06 as follows:

“Section 3.06 Deposit of Redemption Price.

Prior to 10:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or Paying Agent (or, if the Company, the

Issuer or a Subsidiary of the Company is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest (if any) on all Notes or portions thereof to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of and accrued interest, if any, on all Notes to be redeemed.

If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.”

(i) The Indenture shall be amended to restate in its entirety Section 3.07 as follows:

“Section 3.07 Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part (with, if the Issuer or the Trustee so require, due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer and the Trustee, duly executed by the Holder thereof or his attorney duly authorized in writing), the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered, except that if a Global Note is so surrendered, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Depositary for such Global Note, without service charge, a new Global Note in denomination equal to and in exchange for the unredeemed portion of the principal of the Global Note so surrendered.”

(j) The Indenture shall be amended to restate in its entirety Section 4.09 as follows:

“Section 4.09 Incurrence of Indebtedness.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) incur any Priority Lien Debt in an aggregate principal amount at any time outstanding in excess of the Priority Lien Cap, (b) incur any Parity Lien Debt in an aggregate principal amount at any time outstanding that, together with the aggregate principal amount of Notes then outstanding, is in excess of the Parity Lien Cap, or (c) incur any Junior Lien Debt in an aggregate principal amount at any time outstanding in excess of the Junior Lien Cap, and for avoidance of doubt, the Company and its Restricted Subsidiaries may without restriction incur any Indebtedness not otherwise constituting Priority Lien Debt, Parity Lien Debt or Junior Lien Debt.”

(k) The Indenture shall be amended to restated in its entirety Section 4.12 as follows:

“Section 4.12 Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired that secures Priority Lien Debt, Parity Lien Debt or Junior Lien Debt, except for (a) Priority Liens held by the Collateral Trustee securing (i) Priority Lien Debt in an aggregate principal amount (as of the date of incurrence of any Priority Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Priority Lien Cap and (ii) all other Priority Lien Obligations, (b) Parity Liens held by the Collateral Trustee securing (i) Parity Lien Debt incurred after the date of the Indenture in an aggregate principal amount (as of the date of incurrence of any Parity Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom) (together with all Securities issued on the date of the Indenture still outstanding at such time), not exceeding the Parity Lien Cap and (ii) all other Parity Lien Obligations, and (c) Junior Liens held by the Collateral Trustee securing (i) Junior Lien Debt in an aggregate principal amount (as of the date of incurrence of any Junior Lien Debt and after giving pro forma effect to the application of the net proceeds therefrom), not exceeding the Junior Lien Cap and (ii) all other Junior Lien Obligations, and for the avoidance of doubt, the Company and its Restricted Subsidiaries may without restriction create, incur, assume or suffer to exist any other Permitted Lien or any Permitted Priority Lien.”

(l) The Indenture shall be amended to restate in its entirety Section 4.17 as follows:

“Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary which would qualify as an Unrestricted Subsidiary to be an Unrestricted Subsidiary and may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary. Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate of the Company certifying that such Restricted Subsidiary qualifies as an Unrestricted Subsidiary.”

(m) The Indenture shall be amended to restate in its entirety Section 5.01 as follows:

“Section 5.01 Merger, Consolidation or Sale of Assets.

(a) Neither the Company nor the Issuer shall consolidate, merge or amalgamate with or into another Person or sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company, the Issuer and their respective Restricted Subsidiaries taken as a whole, to another Person, unless:

(1) the Company or the Issuer, as applicable, is the surviving corporation, or the Person formed by or surviving any such consolidation, merger or amalgamation (if other than the Company or the Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made (the “Successor Person”) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2) the Successor Person assumes all of the obligations of the Company or the Issuer, as applicable, under the Notes, this Indenture and the Security Documents pursuant to agreements reasonably satisfactory to the Trustee;

(3) the Successor Person promptly causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens of the Security Documents on the Collateral owned by or transferred to the Successor Person, together with such financing statements as may be required to perfect any security interests in the Collateral which may be perfected by filing of a financing statement under the Uniform Commercial Code of the relevant states;

(4) the Collateral owned by or transferred to the Successor Person shall (A) continue to constitute Collateral under this Indenture and the Security Documents, (B) be subject to the Liens in favor of the Collateral Trustee for its benefit and the benefit of the holders of the parity Indebtedness, and (C) not be subject to any Lien other than Permitted Liens; and

(5) the property and assets of the Person which is merged or consolidated with or into the Successor Person, to the extent that they are property or assets of the types that would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Successor Person shall take such action as may be reasonably necessary to cause such property or assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture and the Security Documents.

(b) Paragraph (a) of Section 5.01 hereof shall not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.”

(n) The Indenture shall be amended to delete the following clauses of Section 6.01 in their entirety and any and all references to such Sections and any defined terms used solely in such Sections and any and all obligations thereunder shall be deleted throughout the Indenture, and such references, defined terms and Sections shall thereafter be of no further force or effect:

i.	Section 6.01(e). Failure to pay indebtedness, other than the Notes, of $20 million or more in principal amount;

ii.	Section 6.01(f). Non-payment of final judgments in excess of $20 million;

iii.	Section 6.01(i). Commencement of Bankruptcy proceedings; and

iv.	Section 6.01(j). Issuance of order for relief under any Bankruptcy law.

(o) The Indenture shall be amended to restate in its entirety Section 6.01(c) as follows:

“(c) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 hereof;”

(p) Section 6.02 of the Indenture shall be amended by (i) inserting the word “or” at the end of clause (g) and (ii) replacing the semi-colon at the end of clause (h) with a period.

(q) The Indenture shall be amended to restate in its entirety Section 6.02 as follows:

“Section 6.02 Acceleration.

(a) If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

(b) The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on or the principal of, the Notes.”

(r) The Indenture shall be amended to restate in its entirety Section 7.06(e) as follows:

“(e) When the Trustee or the Collateral Trustee incurs expenses or renders services after (i) the Company or any of its Restricted Subsidiaries that is not a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case; (C) consents to the appointment of a custodian, receiver, receiver manager, interim receiver or sequestrator of it or for all or substantially all of its property, or (D) makes a general assignment for the benefit of its creditors, or (ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case, (B) appoints a custodian, receiver, receiver manager, interim receiver or sequestrator of the Company or any of its Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, or (C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary and the order or decree remains undercharged, unstated or unremedied and in effect for sixty (60) consecutive days, then such expenses and the compensation for such services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.”

(s) The Indenture shall be amended to restate in its entirety Section 8.03 as follows:

“Section 8.03 Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.09, 4.12, 4.16 and 4.17 and clauses (3), (4) and (5) of Section 5.01(a) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(c), 6.01 (d), 6.01(g) and 6.01(h) hereof will not constitute Events of Default.”

(t) The Indenture shall be amended to restate in its entirety the first paragraph of Section 9.02 as follows:

“Except as provided below in this Section 9.02, the Issuer, the Guarantors, the Trustee and the Collateral Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, or premium or interest, if any, on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.”

(u) The Indenture shall be amended to restate in its entirety clause (b) of Section 9.02 as follows:

“(b) reduce the principal of or change the fixed maturity of any Note or alter any of the provisions with respect to the redemption of the Notes;”

(v) The Indenture shall be amended to restate in its entirety clause (g) of Section 9.02 as follows:

“(g) waive a redemption payment with respect to any Note;”

(w) The Indenture shall be amended to restate in its entirety Section 10.04 as follows:

“Section 10.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge or amalgamate with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger or amalgamation (the “Successor Guarantor”) assumes all the obligations of that Guarantor under its Note Guarantee, this Indenture, and the applicable Security Documents pursuant to a supplemental indenture and appropriate Security Documents satisfactory to the Trustee, (b) the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens under the applicable Security Documents on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant jurisdiction; (c) the Collateral owned by or transferred to the Successor Guarantor shall: (1) continue to constitute Collateral under this Indenture and the applicable Security Documents, (2) be subject to Liens in favor of the Collateral Trustee for the benefit of the Holders and any other Parity Lien Indebtedness or Priority Lien Indebtedness and (3) not be subject to any other Lien other than Permitted Liens; and (d) the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the applicable Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required under this Indenture and the Security Documents.

In case of any such consolidation, merger, amalgamation, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the applicable Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the applicable Notes issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5 hereof, notwithstanding the foregoing, nothing contained in this Indenture or in any of the Notes will prevent any consolidation or merger of a Guarantor with or into the Company or another

Guarantor, or will prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.”

(x) The Indenture shall be amended to restate in its entirety Sections 10.05(a) and Section 10.05(b) as follows:

“(a) In the event of any sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition is permitted by all of the Secured Debt Documents then the Person acquiring the property will be released and relieved of any obligations under the applicable Note Guarantee; or

(b) in the event of any sale or other disposition of Capital Stock of any Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition is permitted by all of the Secured Debt Documents and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition, then such Subsidiary Guarantor will be released and relieved of any obligations under its Note Guarantee;

Upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Guarantor in accordance with the provisions of this Indenture, the Trustee will execute any documents reasonably required in order to evidence the release of the Guarantor from its obligations under its Note Guarantee.”

(y) The Indenture shall be amended to restate in its entirety Section 12.04(a)(5) as follows:

“(5) as to any Collateral that is sold, transferred or otherwise disposed of by the Issuer or any Guarantor or Foreign Subsidiary Holding Company to a Person that is not (either before or after such sale, transfer or disposition) the Issuer or a Restricted Subsidiary of the Issuer in a transaction or other circumstance that is permitted by all of the other Security Documents, at the time of such sale, transfer or other disposition or to the extent of the interest sold, transferred or otherwise disposed of; provided that the Collateral Trustee’s Liens upon the Collateral will not be released if the sale or disposition is subject to Section 5.01 hereof;”

ARTICLE 2

MISCELLANEOUS

Section 2.01. Effect and Operation of Supplemental Indenture. This Supplemental Indenture will become effective and binding as of the date set forth above upon its execution by the Issuer, the Guarantors and the Trustee.

Section 2.02. Indenture and Supplemental Indenture construed together. The Indenture shall be modified and amended in accordance with this Supplemental Indenture and all the terms and conditions of both shall be read together as though they constitute one instrument, except that in case of conflict, the provisions of this Supplemental Indenture will control.

Section 2.03. Severability. In the event any provision in the Indenture as amended by the Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.04. Headings. The Article and Section headings of this Supplemental Indenture have been inserted for convenience only, and shall not affect the construction hereof.

Section 2.05. Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.06. Successors. All agreements of the Issuer in this Supplemental Indenture shall bind their respective successors. All agreements of the Trustee in this Supplemental Indenture shall bind their respective successors. All agreements of the Guarantors in this Supplemental Indenture shall bind their respective successors.

Section 2.07. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Guarantors. The indemnifications and protections provided to the Trustee and Collateral Trustee are not amended or affected hereby and such indemnifications and protections shall apply to the execution of this Supplemental Indenture.

Section 2.08. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

ISSUER:	PRIMUS TELECOMMUNICATIONS HOLDING, INC.

	By:	/s/ Peter D. Aquino
	Name:	Peter D. Aquino
	Title:	Chairman, President and Chief Executive Officer

GUARANTORS:	PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
ARBINET CORPORATION
ANIP, INC.
ARBINET CARRIER SERVICES, INC.
ARBINET COMMUNICATIONS, INC.
ARBINET DIGITAL MEDIA CORPORATION
ARBINET MANAGED SERVICES, INC.
ARBINET SERVICES, INC.
BELL FAX, INC.
PRIMUS TELECOMMUNICATIONS, INC.
IPRIMUS USA, INC.
PRIMUS TELECOMMUNICATIONS IHC, INC.
LINGO HOLDINGS, INC.
LINGO, INC.

	By:	/s/ Peter D. Aquino
	Name:	Peter D. Aquino
	Title:	Chairman, President and Chief Executive Officer

Signature Page to Supplemental Indenture

TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION

	By:	/s/ William Keenan
	Name:	William Keenan
	Title:	Vice President

Signature Page to Supplemental Indenture